Exhibit 4.1

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LEASE CONTRACT FOR CUSTOMIZED STANDARD

FACTORY BUILDING

The Parties to this Contract are:

Lessor (“Party A”): Shanghai Yuanchao Electronic Science and Technology Co., Ltd.

Legal representative (name): Yang Yuanli

Business license no.:3102262040535

Address: 2/F, Block 1, No. 3111 Huancheng Xi Road, Fengxian District, Shanghai

Lessee (“Party B”): Natuzzi China Ltd.

Legal representative (name): Tan Eam Seng Richard

Business license no.: 310000400503596

Address: No.3111 Huancheng Xi Road, Minhang Export Processing Zone, Fengxian District, Shanghai

In accordance with the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on the Administration of Urban Real Estate and other relevant laws and statutes, Party A and Party B have, based on equality, free will and consensus reached through negotiation, reached the following agreement with regard to the lease of the factory buildings which may be lawfully leased out by Party A.

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Article 1. Basic Information of Party B

1. Business scope: producing sofa, semi-manufactured goods of sofa, leather and cloth cutting, selling self-production and providing after-sale service (permit is needed when so required).

2. The nature of Party B is: wholly foreign owned enterprise. The total investment amount of Party B is US$ Twelve Million and the registered capital of Party B is US$ Ten Million.

Article 2. Basic Particulars and Facilities of the Factory Buildings

1. The basic particulars of the factory buildings leased by Party A to Party B (the “Factory Buildings”) are as follows:

(1) The Factory Buildings consist of two blocks of 2-storey factory buildings, three security guardhouses, one pump room and three connecting bridges.

(2) The floor area and structure of the Factory Buildings: The gross floor area of the Factory Buildings is 88,800 square meters (“Estimated Area”), of which the floor area and structure of each portion of the Factory Buildings are specified in the following table.

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Portion of the Factory Buildings	Floors	Floor No.	Floor Height (m)		Gross Floor Area of Each Floor (Inclusive of Half of the Floor Areas of the Weather Shed) (m2)	Gross Floor Area of Each Building (m2)	Structure
Factory Building 1	2 floors	1/F	7.5	Workshop	18,713+462=19,175	38,962	Frame/ Bent Frame
		2/F	5.5	Workshop	18,713
		Machine Room	3.2		1,074
Factory Building 2	2 floors	1/F	7.5	Workshop	23,900+600=24,500	49,480	Frame/ Bent Frame
		2/F	5.5	Workshop	23,900
		Machine Room	3.2		1,080
Security Guardhouse A	1 floor	1/F	4.05	Guardhouse	49	49	mixed
Security Guardhouse B	1 floor	1/F	4.05	Guardhouse	30.7	30.7	mixed
Security Guardhouse C	1 floor	1/F	4.05	Guardhouse	26.5	26.5	mixed
Pump Room	1 floor	1/F	4.05	Pump Room	60	60	mixed
Connecting Bridge 1,2 and 3 (between Factory Building 1 and Factory Building 2)	1 floor	1/F	8.68	Connecting Bridge	63.9x3=191.8	191.8	Bent Frame
Gross Floor Area						88,800
Area of the land occupied by the Factory Buildings						42,617
Land Use Area						86,416

(3) The Factory Buildings are located at No. 3111 Huancheng Xi Road. Fengxian District. Shanghai.

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(4) The area of the underlying land of the Factory Buildings is 86,416.6 square meters. Party A obtained the use rights to the land occupied by the Factory Buildings by way of listing and the relevant real estate title certificate (No.: Hu Fang Di Feng Zi (2009) No. 010137) (a copy of this certificate is attached as Annex 1).

(5) The location and boundaries of the Factory Buildings are shown by the red lines on the map in Annex 2 attached hereto.

(6) For the plan of the Factory Buildings and a list of the interior utilities and ancillary facilities, see Annex 3 and Annex 4. The pillars of the Factory Buildings shall have a pitch of 9mx9m for the ground floor and 9mx18m for the upper floor. The number, location and technical specifications of elevators shall be consistent with the requirements of Party B. All the installations of the interior facilities and ancillary facilities and equipment in the Factory Buildings shall be completed as required by Party B in the production layout and specifications provided by Party B to Party A

2. The exact floor area of the Factory Buildings (the “Actual Area”) shall be that exactly measured by a licensed surveying organization recognized by the real estate administration authorities for ownership title certificate purpose.

3. Party B may request Party A to expand the Factory Buildings as necessary. The Parties shall execute a separate lease agreement for the lease of the expanded factory buildings agreed to by Party A whose terms and conditions (including without limitation the rent) shall be identical to the terms and conditions of this Contract.

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4. At the time of signing of this Contract, the Factory Buildings are still under construction. Party A shall construct the Factory Buildings according to the production layout and specifications provided by Party B to Party A, this Contract and the requirements contained in Annex 2, Annex 3 and Annex 4 and the construction timetable contained in Annex 5, and deliver the Factory Buildings to Party B which meet the requirements of this Contract. Party B will supply not beyond 7 March 2010 the necessary details for at least, but not limited to, the following items, which are not included in the annexes of this Contract.

•	Toilettes location and finishing

•	Elevators location, quantity, size, doors and loading capacity

•	Connecting bridge location

•	Guard rooms details

Should these requirements are different from the contents of the annexes of this Contract, the last information provided by Party B will prevail.

Party B is entitled to check the execution of the construction works and give instructions to Party A from time to time. Without prejudice to Party B’s right of terminating this Contract under Article 12 of this Contract, Party B is entitled to remake the works if Party A fails to implement the instructions from Party B, the cost for which shall be borne by Party A. Party B is entitled to deduct such construction costs and other expenses directly from the rent and other fees payable by Party B under this Contract. Party A shall cooperate with Party B’s construction of the Factory Buildings.

If Party A has not the financial capability to continue the construction of the Factory Buildings, Party B is entitled to take over and complete the construction of the Factory Buildings and all construction costs and other expenses shall be borne by Party A. Party B is entitled to deduct such construction costs and other expenses directly from the rent and other fees payable by Party B under this Contract. Party A shall cooperate with Party B’s construction of the Factory Buildings.

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5. Party A shall obtain the permits of the Chinese government for construction of the Factory Buildings, and shall provide Party B with photocopies of the relevant Construction Land Planning Permit, Construction Project Planning Permit and Construction Commencement Permit upon the signing of this Contract.

Party A agrees to amend the Construction Project Planning Permit and Construction Commencement Permit in accordance with the provisions and requirements of Party B, listed in accordance with paragraph 4 of Article 2 details and specific requested works and instructions,

6. During the Lease Term, Party B shall have the right to install its company logo on the Factory Buildings and at the entrance thereto according to relevant Chinese laws and statutes. Party A undertakes to exercise its best efforts to assist Party B in obtaining all necessary approvals (if any) from the relevant government authorities for such installation.

7. Party A warrants that it will provide the urban ancillary facilities required for Party B’s production and business. However, if this requires Party B to apply for the quantities to be used, Party B must submit a formal valid written application to the relevant authorities. Party A shall actively assist Party B in handling the relevant procedures. The relevant fees will be borne by Party B.

Article 3. Purpose of the Factory Buildings

The purpose of the Factory Buildings is: category C industrial production buildings. Party B undertakes to Party A that the Factory Buildings leased by it will be used for production, warehouse, office space and showroom. Unless otherwise agreed by Party A and Party B, Party B may not change the purpose of the Factory Buildings.

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Article 4. Lease Term

1. The lease term under this Contract (the “Lease Term”) shall run for 10 years commencing from the immediately following date (“Lease Commencement Date”) on which the Rent-Free Period (as defined below) expires.

2. Party B shall be entitled to a rent-free fitting out period (“Rent-Free Period”) that begins on the Delivery Date (as defined below) and ends 60 days later. During the Rent-Free Period, Party B shall not be required to pay any rent for occupation or use of the Factory Buildings; and if the fit-out works is completed prior to the expiration of the Rent-Free Period, Party B shall be allowed to occupy the Factory Buildings for business use without paying any rent. Party A shall actively assist Party B in its fit-out works and shall exercise its best efforts to obtain the necessary approvals from relevant government authorities for Party B to carry out and complete its fit-out.

3. At any time after the end of the 5th year of tenancy starting from the Lease Commencement Date, either Party is entitled to early terminate this Contract by serving the other Party a written notice 18 months in advance and shall bear no liabilities to the other Party for such early termination. However, if Party A exercises the termination right under this paragraph, Party B’s priority right and option to purchase the Factory Buildings under Article 16 should not be prejudiced.

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Article 5. Deposit, Lease Security Deposit and Rent

1. During the Lease Term of this Contract, Party B shall pay Party A the rent for the Factory Buildings (inclusive of the property management fees) as follows:

Lease Term	Daily Rent (RMB/m2)	Monthly Rent (RMB)
From 1st year to 5th year	0.88	2,376,880
6th year	0.95	2,565,950
From 7th year to 8th year	0.97	2,619,970
From 9th year to 10th year	0.99	2,673,990

2. Payment methods:

(1) Party B shall pay Party A a deposit of 14,261,280 Yuan Renminbi (RMB¥ Fourteen Million Two Hundred and Sixty-One Thousand Two Hundred and Eighty) (equivalent to 6 months’ rental) within 15 days as of the execution of this Contract provided that (i) Party A’s business term has been legally extended to 2 March 2022 or a later date; and (ii) the gross floor area contained in the Construction Project Planning Permit and Construction Commencement Permit is not less than the Estimated Area under subparagraph (2) of paragraph 1 of Article 2 of this Contract. For the avoidance of doubt, Party A and Party B agree that in the event that the foregoing conditions are not satisfied within 30 days as of the execution of this Contract, Party B shall postpone the payment of the deposit to the date all of the foregoing conditions are satisfied. Party A shall issue Party B a deposit receipt within three (3) days upon receiving the deposit. In the event that this Contract is terminated prior to the delivery of the Factory Buildings to Party B, Party A shall return twice of the deposit to Party B as liquidated damages. If such termination is caused by Party B’s breach of this Contract, Party A is entitled to forfeit the deposit as liquidated damages payable by Party B.

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On the Delivery Date, the deposit shall automatically become a lease security deposit. Upon expiration or early termination of this Contract, Party A will return the lease security deposit (without interest) to Party B within 10 days after Party B has paid in full all rent payable to Party A as well as all fees payable by Party B under Article 9, and returned the leased Factory Buildings to Party A according to the provisions of this Contract.

(2) The rent shall be settled ones every four months. The rent shall be calculated from the Lease Commencement Date specified herein. Party B shall pay the rent of current four-month settlement period in Renminbi within the first 10 working days of the first month of each four-month settlement period provided that Party A has given Party B a rent tax invoice at least ten (10) days in advance. To avoid the doubt, the Parties acknowledge that if Party A fails to serve the rent tax invoice to Party B within the foregoing time limit, the time limit for Party B to pay the rent to Party A shall be postponed corresponding the number of Party A’s delay, and Party B shall not be deemed late payment of the rent.

3. Party B shall pay rent to Party A in Renminbi by bank remittance to the account number designated by Party A in writing. The remittance date shall be deemed to be the payment date. Party A shall give Party B written notice of any change in its bank account seven (7) working days before the effective date of the change; otherwise, Party B shall have the right to delay the payment of the rent and not be liable for any delay in payment.

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4. If, during the term of this Contract, all or part of the Factory Buildings (i) are destroyed or damaged or become inaccessible due to an event or force majeure, or (ii) are condemned by the government or are subject to a government order for demolition or closure, thereby rendering the Factory Buildings or any part thereof unsuitable for use or occupation, Party B may cease paying any rent, or reasonably reduce the rent for the Factory Buildings by a reasonable percentage as from the date on which the Factory Buildings suffer such destruction, damage, inaccessibility or government order, based on the nature and degree of the damage, until such time as the Factory Buildings shall have become accessible and tenantable again. The foregoing provisions of this article shall not prejudice the Parties’ rights and obligations under Article 17 paragraph 10 of this Contract.

If all or the main part of the Factory Buildings are damaged or destroyed such that they become unsuitable for use, access or occupation and the Factory Buildings are not repaired or rebuilt within the shortest possible time (as determined by a licensed engineer) after such damage or destruction, Party A shall offer to let equivalent factory buildings in equivalent location accepted by Party B. Alternatively, Party B may terminate this Contract with immediate effect by written notice to Party A. Without prejudice to Party B’s rights and remedies against Party A in respect of any claims or breaches of this Contract that arose or occurred prior to the termination of this Contract, this Contract will terminate on the date on which Party A receives the above-mentioned written notice from Party B.

If the foregoing destroy or damage of the Factory Buildings or condemnation, demolition or closure of the Factory Buildings ordered by the government are caused for reasons not attributable to Party B, Party A shall compensate all losses suffered by Party B without prejudice to Party B’s other rights and remedies under this Contract.

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Article 6. Delivery and Acceptance of the Factory Buildings

1. After the Factory Buildings have been completed according to this Contract and the Annexes hereto, Party A shall deliver the first floor of the two factory buildings to Party B on or before 10 July 2010 (“First Floor Handover Date”) and deliver the remaining portion of the Factory Buildings to Party B on or before 30 July 2010 (“Delivery Date”) so that Party B may conduct its own fitting out works and the installation of machinery and equipment works. Party A shall give a written notice of not less than two (2) weeks to Party B before the First Floor Handover Date or the Delivery Date (as the case may be), and shall provide all necessary documents and assistance for Party B to verify whether all the conditions in paragraph 2 of this Article 6 below have been fulfilled. If Party B has reason to believe that Party A has not conformed with any requirement set out in this Contract or the Annexes hereto, Party B is not obligated to accept delivery of the Factory Buildings. Regardless whether Party B has knowledge of the discrepancy between the Factory Buildings and the requirements set out in this Contract or the Annexes hereto before the delivery of the Factory Buildings, Party B, after the delivery of the Factory Buildings, is entitled to make adjustment work by itself to cure the discrepancies and all costs and expenses incurred in connection with such adjustment work shall be borne by Party B. Party B is also entitled to deduct such costs and expenses from the rent payable. In addition, Party A shall compensate for all losses suffered by Party B.

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2. The Factory Buildings delivered by Party A to Party B on the First Floor Handover Date and the Delivery Date shall meet the following requirements:

(1) the construction of the Factory Buildings has been carried out and completed by Party A at its own cost and in accordance with the requirements contained on this Contract (including without limitation the requirements under paragraph 4 of Article 2) and the annexes

(2) the Factory Buildings do not have any defects that may affect Party B’s use and quiet enjoyment of the Factory Buildings and/or that may prevent the performance of fit-out works by Party B and are in clean and tenantable conditions; and

(3) Party A has fulfilled all other obligations pursuant to this Contract that are due before the First Floor Handover Date or the Delivery Date.

The Parties shall perform an on site inspection of the Factory Buildings on the First Floor Handover Date or the Delivery Date (as the case may be) and shall, subject to the Factory Buildings’ compliance with the above conditions, sign a written taking-over certificate certifying the conditions of the Factory Buildings on the First Floor Handover Date or the Delivery Date (as the case may be). Such taking-over certificate duly signed by the Parties shall also constitute the basis for returning the Factory Buildings by Party B to Party A upon expiration or early termination of this Contract.

The said taking-over certificate shall be the evidence of taking possession of the Factory Buildings by Party B. In case Party B discovers, during the on-site inspection, (i) any of the above-mentioned requirements are not met to the satisfaction of Party B; or (ii) any exterior of, or roads to, the Factory Buildings is not completed, Party A shall have such non-compliances corrected at its own expense within seven (7) days. Upon completion of the correction and subject to Party B’s satisfaction after re-inspection, both Parties shall sign a letter of confirmation, evidencing the official handover of the Factory Buildings from Party A to Party B. Before the correction is completed, the Factory Buildings are deemed not to hand over to Party B, the Lease Commencement Date, the Lease Term and the Rent-Free Period shall, respectively, be extended automatically by the number of days equal to the days required for completing the corrections.

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3. If Party A intends to deliver possession of the Factory Buildings to Party B ahead of schedule, it shall notify Party B in writing at least two (2) weeks in advance, and subject to Party B’s consent, the fulfillment of the above-mentioned requirements after review and on site inspection by Party B and the signing of a written taking-over certificate by both Parties, Party B shall be permitted to occupy the Factory Buildings without having to pay any additional fees, as if the Factory Buildings are delivered on the Delivery Date as specified in paragraph 1 of this Article 6 hereof.

4. Within 90 days from the Delivery Date, Party A shall be responsible to complete all acceptance inspections conducted by various government authorities (including but not limited to, the planning, construction, fire prevention and environmental protection authorities) and required by PRC laws in connection with the construction completion and use of the Factory Buildings, obtain the construction project inspection and acceptance recordal certificate and the real estate ownership certificate proving that it holds the ownership of the Factory Buildings and the use rights to the land occupied by the Factory Buildings, and provide these documents to Party B for its review.

5. If Party A fails to deliver the Factory Buildings to Party B within the time limit provided under paragraph 1 of this Article 6 and/or fails to deliver the relevant supporting documents to Party B within the time limit provided under paragraph 4 of this Article 6, in addition to the automatic extension of the Lease Commencement Date, the Lease Term and the Rent-Free Period provided under Article 4, Party A shall pay liquidated damages to Party B equivalent to 10 times daily rent for each day of delay. For avoidance of doubt, if Party A fails to deliver the Factory Buildings to Party B within the time limit provided under paragraph 1 of this Article 6 and Party B chooses to enforce its right to terminate this Contract, Article 12 will apply.

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Article 7. Responsibility for Repairs and Maintenance

1. During the Lease Term, Party A shall inspect the Factory Buildings and the ancillary facilities once every half year. Party B shall actively assist and may not impede such inspections.

2. During the Lease Term, Party A shall be responsible for the repair and maintenance of the main structure and roof of the Factory Buildings and ancillary facilities and equipment provided by Party A (including but not limited to the buildings, power supply facilities, air-conditioning, water supply facilities and gas supply facilities) to keep them in good condition. Party A shall immediately repair or remedy any defect or malfunction brought to its attention by Party B. If Party A fails to respond to a notice from Party B within one day, or the maintenance works need to be done immediately owing to the emergency, Party B may independently carry out maintenance or repair measures, and Party A shall pay all costs incurred by Party B therefor or Party B may deduct the costs from the rent payable to Party A. However, notwithstanding the above, Party A shall not bear liability for any losses incurred due to a government utility department or enterprise the occurrence of which is unforeseeable, unavoidable and insurmountable to Party A, or as a result of improper use of the Factory Buildings by Party B.

If Party A needs to enter into the Factory Buildings for repair or maintenance works, Party A shall give prior notice to Party B (with the exception of emergency circumstances) and conduct such works after Party B’s business hours and without impact to Party B’s use of the Factory Buildings as far as possible.

3. With regard to direct damage to and repair expenses for the Factory Buildings and/or ancillary equipment incurred as a result of improper use by Party B, Party B shall be responsible for repairs and bear the relevant expenses, excluding the damage and expenses incurred as a result of normal wear.

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4. During the term of this Contract, Party A shall implement the relevant fire safety regulations of the relevant local authorities and cooperate with the inspections by Party B.

5. Party B shall itself manage the roofs used exclusively by it but Party A shall be responsible for the maintenance and repair of the same at its own cost and expenses. The direct damage to Party B arising from the delay of Party A in repairing the roofs shall be paid by Party A to Party B within 15 days from Party A’s receipt of the written notice from Party B. After normal production begins, Party B shall inspect the roofs once each month, to prevent objects such as leaves, plastic bags, etc. deposited by the wind from blocking the drainage pipes. The frequency of inspections must be increased each year during the rainy season, to ensure that production and equipment are not affected. Party B shall bear any losses arising from a reason attributable to it.

6. During the term of this Contract, Party B shall be responsible for maintaining and duly repairing the interior installations, ancillary facilities, alterations and fit-out items constructed by it.

Article 8. Provisions Concerning Fit-Out and Alteration of the Structure of the Factory Buildings

Party B may not deliberately damage the Factory Buildings or its facilities. If Party B truly needs to alter the internal structure and/or fit-out of the Factory Buildings or to bring in equipment that will affect the structure of the Factory Buildings, the work may be carried out only after Party B has obtained Party A’s consent in writing and approval from the relevant authorities (if so required). Provided that the fit-out request and plan submitted by Party B are in accordance with Chinese laws and statutes and the particular use of the Factory Buildings, Party A shall not unreasonably withhold, delay or condition its consent. Party A shall use its best endeavors to provide assistance and procure Party B to obtain the necessary approvals from the concerned authorities. All expenses for modification of the interior structure or fit-out of the interior of the Factory Buildings shall be borne by Party B. When the lease ends, unless otherwise agreed, Party A will not compensate Party B for amounts invested in its fit-out, but Party A shall have no right to require Party B to restore the Factory Buildings to their original condition, or to pay Party A the fees required to carry out the work to effect restoration to the original condition.

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Article 9. Relevant Fees During the Lease Term of the Factory Buildings

1. Party B shall pay the following fees during the Lease Term of the Factory Buildings, and Party B shall bear liability for breach of contract if the payment of such fees is delayed:

(1) Party A will assist to resolve the temporary supply of water and power required during Party B’s fit-out of the leased Factory Buildings. Once the fit-out works have been completed, the fees shall be charged in accordance with the actual quantities used and payable by Party B,

(2) fees for use of water and power;

(3) sewage treatment fees.

2. The relevant charges and taxes incurred in connection with the owning, construction and lease of the Factory Buildings and the Factory Buildings themselves shall be borne by Party A (including without limitation to the land grant fee, deed tax, real estate tax, land use tax and costs incurred in the course of obtaining the land certificate and the property ownership certificate). Party B shall pay tax and government charges for its business activities at the Factory Buildings according to PRC laws and regulations.

3. Party B shall pay for the utilities such as water and electricity actually consumed at the Factory Buildings based on the reading of independent meters installed by Party A and to the relevant utility suppliers directly.

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4. Apart from rent, utility charges and other fees that Party B expressly agrees to pay hereunder, Party B shall not be required to pay any other fees and charges to Party A or any government authority for the occupation and use of the Factory Buildings throughout the term of this Contract.

Article 10. Expiry of Lease Term

1. Once the Lease Term expires, this Contract shall end and Party B must return the Factory Buildings to Party A. If Party B needs to renew the lease, it must apply to Party A in writing six months in advance (however, Party B shall have a priority right to lease the Factory Buildings, and the lease price will be adjusted through consultations based on the then-current market price). Party A will give Party B a formal written response within two months from the notice date. If Party A agrees to renew the lease, the lease contract will be renewed. The Parties agree that the terms and conditions of the renewal lease contract shall be the same as contained in this Contract except for the commencement and expiry dates and the rent. The Parities further agree that the rent for the renewal term shall be mutually agreed upon by the Parties in good faith based on the prevailing market rate for comparable buildings in comparable location(s).

2. Upon the expiration of the Lease Term or early termination of this Contract, Party B shall forthwith return the Factory Buildings and all their fixtures, fittings and equipment to Party A in clean and tenantable conditions with the exception of fair wear and tear and damages caused due to reasons not attributable to Party B and subject to Party A’s final inspection and confirmation. Party B shall not be required to remove any additions or alterations it has made to the Factory Buildings. In addition, it shall not be required to pay Party A the costs of restoration, removal or demolition of such additions and alterations.

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Article 11. Provisions for Termination of the Contract for a Reason Attributable to Party B

Party A may terminate this Contract and recover the Factory Buildings in the event that any of the following circumstances has occurred to Party B. Party B shall pay Party A liquidated damages equal to the rent of 12 months. If such liquidated damages are not sufficient to the losses sustained by Party A (excluding anticipated profits), Party B shall be liable to pay Party A the shortfall.

1. transfers the lease of the leased Factory Buildings without permission (except as stipulated in paragraph 2 of Article 16 of this Contract) and does not rectify the same within 60 days upon receipt of Party A’s written notice;

2. transfers or lends the leased Factory Buildings or exchanges its use of the Factory Buildings without permission (except as stipulated in paragraph 2 of Article 16 of this Contract) and does not rectify the same within 60 days upon receipt of Party A’s written notice;

3. demolishes or alters the structure of the leased Factory Buildings or alters the purpose of the leased Factory Buildings without permission and does not rectify the same within 60 days upon receipt of Party A’s written notice;

4. owes rent for an aggregate period of three months or more;

5. uses the leased Factory Buildings to carry out illegal activities and does not rectify the same within 60 days upon receipt of Party A’s written notice;

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6. deliberately damages the leased Factory Buildings and does not rectify the same within 60 days upon receipt of Party A’s written notice.

Article 12. Provisions for Termination of the Contract for a Reason Attributable to Party A

1. Party B may terminate this Contract in the event that any of the following circumstances has occurred to Party A. Party A shall pay Party B liquidated damages equal to the rent of 12 months. If such liquidated damages are not sufficient to the losses sustained by Party B (excluding anticipated profits), Party A shall be liable to pay Party B the shortfall.

(1) leases the Factory Buildings to another during the term of Party B’s lease;

(2) unilaterally terminates this Contract without cause (except in the case of force majeure);

(3) the Factory Buildings provided by it do not meet the conditions set forth in this Contract;

(4) Party A becomes bankrupt or goes into liquidation.

2. If Party A fails to provide the Factory Buildings to Party B specified in this Contract within the period specified herein, Party B is entitled to terminate this Contract, and Party A shall pay Party B the total amount of the following:

(1) the liquidated damages from the day of delay to the date of termination of this Contract calculated according to the following formula; the liquidated damages equal to 10 times daily rent for each day of delay; and

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(2) the liquidated damages equal to the rent of 24 months if the period from 30 July 2010 to the date of termination of this Contract is higher than two months but shorter than four months; or the liquidated damages in an amount of RMB 90 million if the period from 30 July 2010 to the date of termination of this Contract is higher than four months.

Article 13. Early Termination of the Contract

1. If the Factory Buildings are fully or partially damaged during the term of this Contract as a result of force majeure and the Factory Buildings are thereby rendered totally unusable or are materially damaged and Party A can not complete the reconstruction or reinstatement of the Factory Buildings within ninety (90) days (or any other period as agreed by the Parties in writing) after the occurrence of the aforesaid damage:

(a) Party B needs not pay rent and other fees from the date when such damages occur and until the completion of reconstruction or reinstatement of the Factory Buildings; and

(b) Either Party shall be entitled to terminate this Contract upon issuance of a notice fifteen (15) days in advance to the other Party in writing without being liable to the other Party in any way for such termination.

2. The Parties agree that during the term of this Contract, this Contract shall terminate without either Party being liable to the other for any breach or compensation if:

(a) the land use rights pertaining to the area occupied by the Factory Buildings are lawfully recovered ahead of schedule;

(b) the Factory Buildings are lawfully requisitioned in the public interest;

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(c) lawful permission is given for demolition of the Factory Buildings and relocation of their occupants due to urban construction requirements.

However, Party A should perform its obligations and bear its liabilities provided in paragraph (10) of Article 17.

3. Except as agreed in Articles 4, 11 and 12 and paragraph 2 of Article 13 hereof, neither Party may propose to early terminate this Contract during the term of this Contract.

4. If Party A has to terminate this Contract due to the occurrence of a circumstance specified in Article 11 hereof, Party A will not compensate Party B for any of its economic losses (including direct and indirect losses) incurred for Party A’s early termination. If Party B decides to terminate this Contract due to the occurrence of a circumstance specified in Article 12 hereof, Party B will not compensate Party A for any of its economic losses (including direct and indirect losses) incurred for Party B’s early termination.

Article 14. Liability for Breach of Contract

1. If Party A breaches paragraph 7 of Article 2 hereof, Party B may require Party A to rectify its breach in a timely manner, and Party A shall pay Party B liquidated damages for the period of delay. The liquidated damages for each day of delay shall be one percent of the rent for the Factory Buildings for four months.

2. If Party B breaches Article 5 hereof, Party A may require Party B to rectify its breach in a timely manner, and Party B shall pay Party A liquidated damages for the period of delay. The liquidated damages for each day of delay shall be one percent of the unpaid amount.

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3. Unless otherwise provided, if Party A fails to perform any of its obligations under this Contract or if any of its representations and warranties under this Contract is false or materially inaccurate, Party B shall have the right to give Party A written notice demanding that it rectifies the situation within a specified time limit. If Party A fails to rectify the situation within the time limit set by Party B, it shall indemnify Party B against all losses, damages, cost and expenses which Party B may suffer through or arising from any breach by Party A of such obligations, commitments, warranties, undertakings, or covenants hereunder in accordance with the relevant laws and statutes of PRC. If Party A’s certain breach action and its liabilities for such breach is separately provided under certain clause of this Contract, the provisions of such clause shall apply.

Article 15. Insurance

1. Party A shall take out construction all-risks insurance and third party liability insurance during the construction of the Factory Buildings and during the Lease Term, take out comprehensive property insurance (including third party liability insurance) for the Factory Buildings with an insured amount sufficient enough to cover the full replacement value of the Factory Buildings and all facilities and equipment provided by Party A, and pay the relevant insurance premiums. Party A shall provide and show to Party B at its written request the policies for the above-mentioned insurance and the receipts for the latest premium payments.

2. Party B shall take out insurance for its goods and property within the Factory Buildings and pay the relevant insurance premiums. Party B shall provide and show to Party A at its written request the policies for the above-mentioned insurance and the receipts for the latest premium payments.

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Article 16. Assignment, Sub-leasing, Priority Right of Purchase and Option to Purchase

1 . Except as otherwise provided herein, during the term of this Contract neither Party may assign any of its rights or obligations hereunder to any third party without first obtaining the written consent of the other Party.

2. Party A hereby consents that during the Lease Term, Party B shall have the right to sub-lease all or a portion of the Factory Buildings or assign all or a part of this Contract to any company within the Natuzzi Group and/or any supplier designated by Party B. Party B shall notify Party A in writing such sublease or assignment, but no additional written consent of Party A is required.

3. If Party A is prepared to sell the Factory Buildings during the term of this Contract or on the date of termination hereof, Party B shall have a priority right of purchase. Immediately upon deciding to sell the Factory Buildings, and before making an offer to sell to any third party, Party A shall first make an offer to sell the Factory Buildings to Party B. Party B shall then have ninety (90) days in which to respond to the offer and begin negotiations. If Party B does not send a written response to Party A within ninety (90) days, or if it sends a written waiver of its priority right at any time, then Party B shall be deemed to have waived its priority right of purchase and Party A may offer to sell the Factory Buildings to any third party under terms and conditions not more favorable to those offered to Party B. Under this circumstance, Party A shall ensure that the new owner of the Factory Buildings continues to perform Party A’s obligations under this Contract, including the new lessor’s succession to all liability for the refunding to Party B of the lease security deposit paid by Party B upon the expiration or early termination of the Lease Term. Party A shall transfer all deposit to the new lessor and cause the new lessor to issue to Party B a formal receipt in the amount of all the transferred lease security deposit. If Party A fails to complete the transfer of all lease security deposit and to assist Party B in obtaining a formal receipt from the new lessor, Party A shall promptly refund to Party B all lease security deposit paid by Party B, for payment by Party B to the new lessor.

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During the term of this Contract, if Party A’s shareholders sell all or part of the shares in Party A to other parties, this Contract shall remain valid and enforceable, and Party B shall not be required to make any amendments to this Contract.

4. Party A hereby grants Party B an option to buy the Factory Buildings (“Option”). Party A agrees that Party B may exercise the Option at any time after the end of the fifth year as of the Lease Commencement Date of this Contract. When Party B exercises the Option, Party A must sign a sale and purchase agreement with Party B to sell the Factory Buildings to Party B. Party A and Party B agree that both Parties shall jointly engage an appraisal firm to appraise the Factory Buildings and the underlying land (without any improvements/installation done by Party B), and the appraisal value of such appraisal firm shall be the price of Party A’s sale of the Factory Buildings.

Article 17. Party A’s Representations and Warranties

Party A represents and warrants to Party B that at the execution of this Contract and during the term of this Contract:

(1) it is a company established and existing under Chinese law, it is the lawful owner of the Factory Buildings, the holder of the granted land use rights certificate for the land occupied by the Factory Buildings, and has the full lawful right to sign this Contract. During the term of this Contract, it shall preserve all land use rights for the land occupied by the Factory Buildings and all premises ownership rights for the Factory Buildings, and maintain the integrity and validity thereof;

(2) it possesses the lawful right to lease the Factory Buildings to Party B specified in this Contract and the lawful right to execute this Contract. Party A further warrants that Party B’s use of the Factory Buildings in accordance with the specified purpose under this Contract is not subject to any legal or statutory impediment;

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(3) it shall obtain the relevant necessary approvals from government agencies and other sources for the construction and lease of the Factory Buildings, cause the same to remain valid, and register and record the same pursuant to applicable laws and statutes;

(4) at the time of delivery, the Factory Buildings shall fully conform to all of the requirements set out herein and be suitable for Party B’s purposes as set out herein; the Factory Buildings will pass all acceptance inspections conducted by various government authorities (including but not limited to, the planning, construction fire prevention and environmental protection authorities) within 90 days from the Delivery Date; the air in and the construction material of the Factory Buildings and the Factory Buildings themselves do not contain any hazardous materials harmful to the environment or human health; and the Factory Buildings do not have any construction defects;

(5) the Factory can be used for manufacturing, warehouse and office uses;

(6) during the term of this Contract, Party B and its employees and visitors shall at all times enjoy unrestricted access to the Factory Buildings;

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(7) the Factory Buildings are free and clear of mortgage or other encumbrances, and no third party will have any claim to Party B’s right to the quiet enjoyment and possession of the Factory Buildings during the Lease Term. During the term of this Contract, it will not sell, assign or mortgage the Factory Buildings or the land use rights to the land occupied by the Factory Buildings, use the same as security or otherwise dispose of the same without Party B’s prior written consent.

Notwithstanding the above, Party B hereby agrees that after the execution of this Contract, Party A may mortgage the land use rights to the underlying land of the Factory Buildings and the construction-in-progress as security for a bank loan in order to complete the construction of the Factory Buildings subject to the satisfaction of the following conditions:

(i) the term of the mortgage (inclusive of the limitation period under PRC laws) does not exceed five years from the date of the execution of this Contract;

(ii) the loan is fully used to construct the Factory Buildings;

(iii) the loan purpose, term and other key terms of the relevant loan agreement and mortgage agreement obtains Party B’s prior written consent.

In addition, if Party A fails to pay the loan principal and interest as scheduled, Party B is entitled to pay the rent and other money payable by Party B to Party A under this Contract directly to the bank. Under such circumstance, Party B is deemed to have fully completed its obligations of payment of such rent and other money under this Contract.

(8) it shall not allow or permit anyone else to do any act or anything to exist that will hinder or interfere with Party B’s right to use the Factory Buildings, or make excessive noise, or otherwise prevent Party B from quiet enjoyment of the Factory Buildings;

(9) the Factory Buildings and the electrical, air-conditioning water supply and drainage systems within the Factory Buildings on the Delivery Date will be and will remain in normal operation conditions;

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(10) Party A confirms that prior to the execution of this Contract, it has not received or does not know any notice in relation to recovery of the Factory Buildings or the use rights to the land occupied by the Factory Buildings, change of the purpose of the Factory Buildings and the land, prohibition of access to the Factory Buildings, expropriation of the Factory Buildings or the land occupied by the Factory Buildings. During the term of this Contract, if any of the government re-zoning or expropriation of the land occurs, Party A shall serve a copy of the notice within 7 days upon its receipt of notifying the happen of such event, in the meantime, Party A shall negotiate together with Party B with the dismantling entities on the base of securing Party B’s operation within the Factory Buildings as far as possible and

(a) to withdraw the expropriation or have the dismantling entities to provide a similar operation site near the Factory Buildings so that Party B may continue its operation;

(b) if paragraph (a) above is not be satisfied, Party A shall actively provide or assist Party B to find a similar operation site near the Factory Buildings;

(c) if paragraphs (a) and (b) above fails, Party A shall provide an alterative site to Party B for its lease of the alternative site with same rent, terms and conditions under this Contract;

(d) no matter whether paragraphs (a) (other than the withdrawal of the expropriation), (b) and (c) fail or success, Party A and Party B shall mutually negotiate the compensation with the dismantling entities, and all compensation amount to be paid to the tenant (including but not limited to business losses and relocation costs) by the dismantling entities shall belong to Party B.

Article 18 Lease Registration

Party A shall be responsible for registering this Contract with the competent real property authority within 10 days after it completes the initial title registration for the Factory Buildings and obtains the Real Estate Ownership Certificate, and in no event later than one (1) year from executing of this Contract. Following completion of the registration, Party A shall provide Party B with a photocopy of the registration certificate (after Party B has checked such photocopy against the original certificate). The stamp tax and registration fee incurred in connection with registration of this Contract shall be shared equally between the Parties.

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Article 19 Miscellaneous Provisions

1. If the Factory Buildings are destroyed or damaged as a result of force majeure, neither of the Parties shall be liable to the other Party.

2. Party A agrees to make best efforts in assisting Party B to carry out legal and environmental due diligence in respect of the Factory Buildings, after execution of this Contract, until Party B decides that it is satisfied.

3. After execution of this Contract and before the Delivery Date, Party A shall grant Party B and persons authorised by Party B unlimited access to (i) Party A, its personnel, design institutes, specialist engineering offices and any other planning or design offices that are in charge of the construction of the Factory Buildings, (ii) the Factory Buildings. In addition, Party A shall make available any documents and information in connection with the construction work for the Factory Buildings at the request of Party B.

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Party B and the persons authorised by it shall be entitled at any time at any place to which they are entitled access under this Article to (i) obtain, check, comment on and redesign any drawings in relation to the Factory Buildings; (ii) inspect, test, measure and examine the construction work for the Factory Buildings and to check the progress of and procedures concerning manufacture, production and supply of and other dealings with the execution, completion or other performance or provision of the construction works. Such inspection, testing, measuring, examination or approval shall not relieve, limit or diminish any risk, obligation or liability of Party A.

If Party B decides that any construction work is defective or otherwise not in accordance with this Contract, Party B may require Party A to take measures to correct the defect or non-compliance with this Contract, including if required by re-design or substitution by proper materials and other things. Party A shall, at its own risk, cost and expense, remedy any defects notified to it in writing by Party B. Party A shall not make any change to the specifications and requirements for the Factory unless and until Party B approves such change in writing.

The design of the Factory Buildings (including conceptual design, detailed design and work drawings) shall be prepared by Party A at its own risk, cost and expense. Party B, subjected to Party A implementation of works and requirements referred to paragraph 4 of Article 2, accepts the design of the Factory Buildings. Party A shall not make any change to the approved design unless and until Party B approves such change in writing.

4. This Contract sets forth the entire understanding and agreement reached by the Parties concerning the matters covered herein and supersedes and replaces all prior understandings, agreements or letters of intent whether written or oral reached by the Parties concerning the subject matter hereof

5. The property management services provided by Party A or a company designated by Party A shall at all times satisfy the management standards generally observed in the market. All property management rules binding on Party B formulated by Party A or its designated property management company shall be provided in writing to Party B in advance of enforcement. In the event of any conflict between any property management rules and this Contract, the terms of this Contract shall prevail.

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6. Party A and Party B shall separately negotiate, agree on and sign a supplementary agreement for any matters not covered herein.

7. The annexes to this Contract form integral parts hereof. Text entered into the blanks in this Contract and its annexes shall be as valid and effective as the printed text.

8. The expressions of “Party A” and “Party B” include their respective successors and assigns.

9. Any matters not provided for in this Contract and its annexes shall be handled by reference to the relevant laws, statutes and policies of the People’s Republic of China.

10. This Contract and its annexes shall execute in both English and Chinese and the two language versions have legal effect. If there is any inconsistency between the two language versions, the Chinese version shall prevail.

11. Any disputes occurring during the performance of this Contract shall be settled through consultations between Party A and Party B. If consultations are not successful, either Party may submit the dispute to Shanghai Branch of China International Economic and Trade Arbitration Commission. The arbitration award should be final and binding upon the two parties.

12. This Contract shall enter into effect on the date on which it is signed and sealed by Party A and Party B.

13. This Contract and its annexes are made in five equally legally effective originals, of which two shall be held by Party A, another two shall be held by Party B and the remaining one shall be held by the witness party Shanghai Minhang Export Processing Zone Development Co., Ltd..

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14. This Contract is entered into on the 22 day of March, 2010.

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Party A: Shanghai Yuanchao Electronic Science and Technology Co., Ltd.

Legal representative (signature/seal):

Party B: Natuzzi China Ltd.

Legal representative (signature/seal):

Witness Party : Shanghai Minhang Export Processing Zone Development Area Co., Ltd

Business license no.: 3102261013413

Legal representative:

Entrusted agent (signature/seal):

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Annex 1

Copy of the Real Estate Title Certificate